Exhibit 23.6

                    March 22, 2011

Re:
The Annual Report on Form 40-F for the year ended December 31, 2010 (the"Annual Report") of Teck Resources Limited (the "Company") to be filed with the
United States Securities and Exchange Commission pursuant to t he Securities Exchange Act of 1934, as amended.

Dear Sirs:

We hereby consent to references to our firm 's name and use of our report under the heading "Descript ion of the Business - Oil Sands - Teck/SilverBirch Joint Venture", "Description of the Business - Oil and Gas Resources - Teck/SilverBirch Joint Venture" and for "Schedule C Report on Resources Data by Independent Qualified Resources Evaluator or Auditor" and all other references to our name included or incorporated by reference in: (i) the Annual Report of the Company; (ii) the Company's registration statements on Form S-8 (File Nos. 333- 140184 and 333-170840; and (iii) the incorporation by reference in registration statement on Form F-9 of the Company (File No. 333-167081 and of Teck Metals Ltd. (File No. 333-167081-01), filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, as applicable.

Sincerely,

SPROULE UNCONVENTIONAL LIMITED

/s/ Donald W. Woods
Donald W. Woods, P. Eng. Manager, Engineering and Associate

/s/ R. MacLeod
R. MacLeod, P. Eng. President and Director

Dated: March 22, 2011
Calgary , Alberta, Canada